EXHIBIT 10.1

                           MEMORANDUM OF UNDERSTANDING

         This Memorandum of Understanding ("MOU") is entered into as of March 27, 2003 by and among TEAM America, Inc., an Ohio corporation ("Team"), Stonehenge Opportunity Fund, LLC, a Delaware limited liability company ("SOF"), Provident Financial Group, Inc., an Ohio corporation ("PFG"), and Professional Staff Management, Inc. a Utah corporation ("PSMI"). RECITALS

         A. Team has previously issued to SOF, PFG and PSMI (sometimes collectively, the "Preferred Holders"), respectively, 80,000, 10,000 and 20,000 shares of Team's Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares (the "Class A Preferred"), which constitutes all the issued and outstanding shares of Class A Preferred.

         B. Team has previously issued to SOF, PFG and PSMI, respectively, warrants to purchase a total of 1,333,333, 148,148 and 296,296 (in each case, subject to adjustment) of Team's Common Shares, without par value (the "Old Warrants").

         C. Team and SOF entered into that certain Bridge Agreement, dated as of April 9, 2002 (the "Bridge Note"), under which Team is obligated to pay $1,500,000.00 to SOF and TEAM has other obligations to SOF. In addition, Team has agreed to pay, or reimburse SOF for, SOF's attorney fees in the amount of $17,000.00.

         D. Team has negotiated a restructuring (the "Restructuring") of its Credit Agreement dated December 28, 2000, as amended to date (the "Senior Credit Agreement"), among Team, The Provident Bank, The Huntington National Bank ("Huntington Bank") and the other lenders set forth on Exhibit A to the Senior Credit

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                  Agreement (collectively, the "Senior Lenders"), which
                  Restructuring contemplates the execution of a Third Amendment to the Senior Credit Agreement ("Third Amendment") restructuring such credit facility into a $6,000,000 Term A Loan (the "Term Loan A") and a $3,060,175.08 Term B Loan (the "Term Loan B") and a $914,000 Letter of Credit facility ("LOC Facility"), on the terms and conditions set forth in the Third Amendment, a copy of which is attached hereto as Exhibit A. The Term Loan A, Term Loan B, LOC Facility and other obligations under the Senior Credit Agreement are collectively referred to as the Senior Obligations.

         E. In order to facilitate the Restructuring, Team and the Preferred Holders desire to enter into a recapitalization agreement (the "Recapitalization Agreement") whereby, at the closing of the transactions contemplated thereunder (the "Recap Closing"), (i) SOF would exchange the Bridge Note for the Subdebt Note, as defined below, and (ii) each Preferred Holder would surrender to Team its shares of Class A Preferred and the Old Warrants in consideration for Team's issuance of new preferred shares, new common shares and new warrants, on the terms and subject to the conditions referred to herein and to be set forth in the Definitive Documents, as defined below (the "Recapitalization").

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. At the Recap Closing, Team shall execute and deliver to SOF, as payee, a new subordinated debt instrument (the "Subdebt Note"), which will replace the Bridge Note. At the



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Recap Closing, accrued and unpaid interest on the Bridge Note will be waived and cancelled by SOF. The Subdebt Note shall include, without limitation, the following terms:

                  1.1 The Subdebt Note will be subordinate to the Senior Obligations and the existing Letters of Credit outstanding in the approximate amount of $2,000,000 to Huntington Bank. The subordination will be on commercially reasonably terms, including a standstill period imposed on SOF not to exceed 180 days.

                  1.2 The Subdebt Note will be in the original principal amount of $1,517,000.00.

                  1.3 The Subdebt Note will accrue interest commencing at the Recap Closing at an annual rate of 200 basis points over the rate set for the Term Loan B, compounded annually. The interest rate would increase to 20% in the event that the Subdebt Note is not paid when due. The interest shall accrue at such rate but shall not be paid in cash to the holders of the Subdebt Note until all of the Senior Obligations have been paid in full in cash.

                  1.4 The maturity date of the Subdebt Note will be June 30, 2006, at which time all principal, accrued interest and other amounts due thereunder will become due and payable.

                  1.5 The Subdebt Note will not be convertible to any equity security of Team. The Subdebt Note will not be secured by any assets of Team or any of its subsidiaries.



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

                  1.6 Among other provisions protective of SOF, the Subdebt Note (and/or the other Definitive Documents, as defined below) will contain language providing for the following: (i) cognovit/confession of judgment;
                           (ii) waiver of the right to a jury trial; (iii) cross-default with the Term Loan A and Term Loan B and the documents ancillary thereto; (iv) representations, warranties, covenants and events of default comparable to and no more onerous on Team than those contained in the Senior Credit Agreement.

         2. At the Recap Closing, each of the Preferred Holders agrees to surrender its shares of Class A Preferred and its Old Warrants, including all rights and powers related thereto, in exchange for both (i) the consideration referred to in Sections 3 and 4 hereof and (ii) shares of a new issue of Series 2003 Class B Preferred Shares of Team, without par value (the "New Preferred Shares"). At the Recap Closing, accrued and unpaid dividends on the Class A Preferred will be waived and cancelled by the Preferred Holders. The Board of Directors of Team shall take all action necessary to fix the terms of the New Preferred Shares, which shall include, without limitation, the following terms:

                  2.1 The New Preferred Shares will have an aggregate liquidation preference equal to $2,500,000.00 plus accrued and unpaid dividends.

                  2.2      The New Preferred Shares will be owned as follows:
                           72.72% by SOF; 9.095% by PFG; and 18.185% by PSMI.



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

                  2.3 The New Preferred Shares will accrue an annual cumulative, compound, preferred dividend at the rate of 200 basis points over the annual interest rate set for Term Loan B. In the event of a demand for redemption of New Preferred Shares, as described in
                           Section 2.4, the dividend rate would increase to 20% in respect of those New Preferred Shares, until the liquidation preference thereof is paid in full.

                  2.4 At any time and from time to time following July 1, 2006, and so long as the Senior Obligations have been paid in full in cash or otherwise satisfied, the holders of the New Preferred Shares (the "New Preferred Holders"), with the consent of holders of no fewer than 2/3rds of the New Preferred Shares, may demand that Team redeem all or any portion of the New Preferred Shares then outstanding for a cash amount per share (the "Redemption Amount") equal to the liquidation preference thereof.

                  2.5 If the funds of Team legally available for the making of dividends or the purchase of the New Preferred Shares otherwise contemplated hereunder on a particular date (after taking into consideration any legally permissible increase in the fair value of Team's tangible and intangible assets for this purpose) are insufficient to make such dividends or to purchase the total number of New Preferred Shares to be purchased on such date, or the payment of such funds would render Team insolvent or be likely to



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                           cause its auditors to issue an audit opinion with a
                           "going concern" exception, then, to the extent funds are legally available or could be paid without rendering Team insolvent or causing Team's auditors to issue an audit opinion with a "going concern" exception ("Available Funds"), such Available Funds shall be used to make the maximum possible amount of such dividends or to purchase the maximum possible number of such New Preferred Shares, as applicable, in each case ratably among the holders of such New Preferred Shares entitled to receive such dividends or the holders of such New Preferred Shares entitled to be purchased based upon the total amount to be paid to each such holder. The New Preferred Shares not purchased in such a case shall remain outstanding. Thereafter, whenever Team has accumulated sufficient Available Funds to do so, such Available Funds shall immediately be used to make such distributions or dividends or to purchase the entire balance of the New Preferred Shares that Team has become obliged to make or purchase but which Team has not theretofore made or purchased, as applicable, in each case ratably among the holders of such New Preferred Shares entitled to receive such distributions or dividends or the holders of such New Preferred Shares entitled to be purchased based upon the total amount to be paid to each such holder.

                  2.6 The approval of a majority in interest of the holders of the New Preferred Shares, voting separately as a class, will be required for any of the following: (i) Team to increase the amount of senior debt (i.e., any indebtedness senior in priority or right of payment to the Subdebt Note or the New Preferred Shares) to an amount greater than the outstanding senior debt under the Term Loan A and the Term Loan B at the date of the closing of the Restructuring, plus $914,000.00 in outstanding Letters of Credit; (ii) any additional letters of credit issued by Huntington Bank for the benefit of Team or its subsidiaries or any additional equipment lease transactions with Huntington Bank;
                           (iii) any amendment or change to the rights, preferences, privileges or powers of the New Preferred Shares; (iv) any action that authorizes, creates or issues shares of any class of shares having rights, preferences, privileges or powers superior to or on parity with the New Preferred Shares; (v) any increase or decrease in the authorized number of New Preferred Shares; (vi) any sale of all or substantially all of the assets of Team; (vii) any amendment or waiver of any provisions of Team's articles of incorporation or code of regulations that affects the rights, preferences, privileges or powers of the New Preferred Shares; or
                           (viii) the payment of any dividend on Team's Common Shares or any other class of equity securities on a parity with or junior to the New Preferred Shares.

         The Preferred Holders acknowledge and agree that the New Preferred Shares will not be convertible to common shares of Team nor any other security issued by Team, nor will the New Preferred Shares have any voting rights (other than the approval rights noted above).

         3. At the Recap Closing, each of the Preferred Holders, as additional consideration for the surrender of its shares of Class A Preferred, will receive the following common shares of Team: SOF will receive 3,560,438 common shares, PFG will receive 444,090 common shares, and PSMI will receive 795,472 common shares (collectively, the "New Common Shares"). The New Common Shares will be subject to a Registration Rights Agreement to be negotiated in good faith and executed by the Preferred Holders and Team in form and substance similar to that certain Registration Rights Agreement, dated as of December 28, 2000, among Team, SOF and PFG.

         4. At the Recap Closing, the Preferred Holders will receive warrants to purchase an aggregate number of common shares of Team (the "New Warrants"), at a strike price of $0.50 per share, equal to 15% of the fully diluted common shares of Team immediately subsequent to the Recap Closing, to be allocated prorata as follows: 72.72% to SOF; 9.095% to PFG; and 18.185% to PSMI. The fully diluted common shares shall include all then outstanding common shares, including the New Warrants and any other warrants or other securities issued in connection with the Restructuring or the Recapitalization, and any common shares issuable upon exercise of all outstanding options and warrants with a strike price equal to or less than $1.50, but excluding any common shares held in treasury or issuable upon exercise of any outstanding options or warrants with a strike price greater than $1.50. The New Warrants will have a term of 10 years, be transferable, contain a cashless exercise feature, include customary anti-dilution terms, and include other customary terms.

         5. The Recapitalization is subject to the approval by the requisite number of Team shareholders, as required by law or by Team's articles of incorporation, of amendments to Team's articles of incorporation in order to create the New Preferred Shares and to opt out of the provisions of O.R.C.
Section 1701.831 and O.R.C. Chapter 1704 (the "Amendments"). Team agrees to use its best efforts to cause its shareholders to take all necessary actions, including adopting the Amendments, to permit the transactions contemplated by the Recapitalization Agreement to be consummated, including the issuance of the New Preferred Shares, the New Common Shares and the New Warrants at its next shareholders' meeting. The Preferred Holders hereby agree, and those persons listed on Exhibit B hereto agree, to execute a Voting Agreement by which, among other things, the shareholders signatory thereto agree to vote any common shares owned by such shareholder in favor of Recapitalization Agreement and any other related shareholder action (the "Voting Agreement").

         6. Team will use its best efforts in accordance with law and Team's code of regulations ("Code of Regulations") to cause its Board of Directors to be reduced to seven (7) members and have Mr. Tetzlaff, Ms. Faulkner, Mr. Mancuso, Mr. Thomas and Mr. Strauss resign. Team will use its best efforts to cause the Board to initially consist of Team's CEO and CFO, Mr. Robbins, Mr. McCreary and Mr. Jessee, and have a nominating committee undertake to find two
(2) more independent Board Members reasonably acceptable to the chief executive officer of Team. Team will use its best efforts to cause its Code of Regulations to be amended accordingly. The Voting Agreement described in Section 5 hereto, will obligate each shareholder signatory to vote for a Board of Directors as set forth in this Section 5.

         7. Team's Board of Directors will have the right to retain counsel independent from Team at any time the Board deems it prudent to retain such outside counsel, at Team expense.

         8. Each party hereto shall bear its own costs incurred in the activities under this MOU unless otherwise agreed to in writing by the parties; provided however, SOF's reasonable legal fees and expenses incurred in connection with the negotiation and closing of the Restructuring and the Recapitalization will be paid or reimbursed by Team immediately after Team pays or reimburses Provident's, PFG's and the Huntington Bank's legal fees and expenses.

         9. At the Recap Closing, the Bridge Note and any interest accrued thereon, the Class A Preferred and any dividends attributable thereto, the Old Warrants, and all documents executed incidental with the issuance of the Class A Preferred (including, without limitation, the Securities Purchase Agreement dated as of December 28, 2000; the Put Option Agreement dated as of December 28, 2000; the Voting Agreement dated as of December 28, 2000; the Stock Restriction Agreements dated as of December 28, 2000; the Bridge Agreement and related Unconditional Guaranty's of Payment and Performance all dated April 9, 2002; the Amendment to Securities Purchase Agreement dated May 15, 2001; and the Security Agreement dated May 15, 2001 and related documents) shall be deemed cancelled, void and of no further force and effect, and SOF shall release any and all claims, defenses or causes of action which it had, has or may have thereunder or arising therefrom against Team, its subsidiaries or the Senior Lenders, provided it receives a mutual release from Team and the Senior Lenders.

         10. [Intentionally omitted.]

         11. This MOU shall terminate on the first to occur of (a) the mutual termination of the MOU by the parties hereto; (b) the failure of Team to consummate the Restructuring in accordance with the Third Amendment by or before July 31, 2003; (c) the failure of the Closing Conditions, as defined below, to be met on or before July 31, 2003; or (d) the Recap Closing.

         12. This MOU contemplates the drafting and execution of definitive documents, including, without limitation, a Recapitalization Agreement, the Subdebt Note, the terms of the New Preferred Shares and the New Warrants, and a Voting Agreement, and any other document reasonably necessary to carry out the purposes of this MOU and reasonably satisfactory to the Senior Lenders (collectively, the "Definitive Documents"). Upon the execution and delivery of this MOU by the parties hereto, counsel to SOF shall commence drafting the Definitive Documents. The Definitive Documents shall contain terms and provisions customary for such documents, including representations, warranties and covenants of Team, closing conditions ("Closing Conditions") and closing deliveries. Without limiting the generality of the foregoing, the Closing Conditions will include the taking of the actions of the directors and shareholders of Team as referred to herein, the contemporaneous or prior closing of the Restructuring and the delivery to SOF, PFG and PSMI of a legal opinion addressed to them in form and substance reasonably satisfactory to SOF and PFG rendered by outside Ohio legal counsel to Team reasonably satisfactory to SOF and PFG, dated the date of the Recap Closing, to the following effects: (i) the Definitive Agreements have been duly authorized, executed and delivered by Team and are enforceable against Team, without conflict with Team's governing Documents, other agreements or applicable law; (ii) the New Preferred Shares and the New Common Shares issued in the Recapitalization are validly issued and outstanding, fully paid and non-assessable and that there is no impairment on the ability to vote the New Common Shares or the New Preferred Shares (in accordance with their terms) under Ohio law; (iii) the New Warrants are exercisable in accordance with their terms and the shares issuable upon exercise of the New Warrants will be validly issued and outstanding, fully paid and non-assessable and that there will be no impairment on our ability to vote such shares under Ohio law; and (iv) such other matters of law as SOF or PFG may reasonably request. Also, SOF and PFG shall have the right to review in advance and provide comments to the proxy solicitation materials to be used by Team in respect of seeking the shareholder approvals contemplated hereunder, and Team shall incorporate into those documents commercially reasonable comments thereto provided by SOF or PFG. Any dispute concerning the terms of the Definitive Documents shall be resolved as provided in Section 17. The parties shall act in good faith and cooperate reasonably to complete the transactions contemplated by this MOU and shall execute such other and further documents as may be required to accomplish such purposes.

         13. This MOU is binding on all parties hereto. This MOU and any Definitive Documents shall be governed by and construed in accordance with the internal laws of the Sate of Ohio, without regard to conflicts of law principles.

         14. No amendment or modification of this MOU shall be effective unless approved in writing by all parties hereto.

         15. Each party hereto represents and warrants that it has the requisite authority to enter into this MOU, and this MOU shall be binding upon and enforceable against such signatory hereto.

         16. No party may assign this MOU or any of its rights or obligations under this MOU.

         17. Any controversy or claim arising out of or relating to this MOU or the specific terms of the Definitive Documents shall be settled by arbitration in accordance with the following provisions:

                  (a) Disputes Covered. The agreement of the parties to arbitrate covers all disputes concerning the specific terms of the Definitive Documents. In addition, the arbitrators selected according to procedures set forth below


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

                           shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

                  (b) Forum. The forum for the arbitration shall be Columbus, Ohio.

                  (c) Law. The governing law for the arbitration shall be the law of the State of Ohio, without reference to its conflicts of law provisions.

                  (d) Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, SOF or PFG shall select one arbitrator and Team shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

                  (e) Administration. The arbitration shall be administered by the American Arbitration Association.

                  (f) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by

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

                           the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

                  (g) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this MOU and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claim of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

                  (h) Decision. The arbitrators' decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

                  (i) Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

                  (j) Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Franklin County, Ohio. The award rendered by arbitration shall be final


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

                           and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

         18. This MOU may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         19. This MOU shall not be construed against Team or any party by reason of Team and/or such party having caused this MOU to be drafted.

IN WITNESS WHEREOF, this Memorandum of Understanding is duly executed by the parties as of the date first written above.

                                   TEAM AMERICA, INC.



                                   By: ____________________________


                                   STONEHENGE OPPORTUNITY FUND, LLC


                                   By: ____________________________


                                   PROVIDENT FINANCIAL GROUP, INC.



                                   By: ____________________________



                                   PROFESSIONAL STAFF MANAGEMENT, INC.



                                   By: ____________________________



                                   SOLEY FOR PURPOSES OF
                                   SECTION 5. OF THIS MOU:


                                   _______________________________
                                   S. Cash Nickerson

                                   _______________________________
                                   Jay R. Strauss

                                    EXHIBIT B

S. Cash Nickerson
Jay R. Strauss

                                  PSMI ADDENDUM

1. Notwithstanding anything to the contrary contained in the MOU, the Articles of Incorporation of Team, the Code of Regulations of Team or any other written agreement entered into by Team or any shareholders of Team, Team and PSMI hereby agree that, upon a Sale or Liquidation Event (as defined in Paragraph 3 of this Addendum), or the execution of a legally binding agreement to effect a Sale or Liquidation Event by Team or any shareholders of Team, PSMI shall be entitled to receive an additional payment of consideration as set forth below (the "Additional Consideration Payment") for the surrender its shares of Class A Preferred and its Old Warrants in connection with the MOU and Recapitalization Agreement. The Additional Consideration Payment will equal the difference between (A) $2,604,363 and (B) (i) the value received by PSMI, whether in cash or assets, for its New Preferred Shares in connection with such Sale or Liquidation Event, plus (ii) the value received by PSMI, whether in cash or assets, for the common shares and New Warrants issued to PSMI under the MOU in connection with such Sale or Liquidation Event; provided, however, that PSMI shall receive such Additional Consideration Payment only if funds are available for distribution to Team's common shareholders after the Term A, Term B, LOC Facility, Subdebt Note and New Preferred Shares have been paid in full, and all obligations of Team under credit or letter of credit arrangements with its Senior Lenders and creditors and to the holders of New Preferred Shares have been released (excluding those obligations set forth in this Addendum); provided, further, that there shall be no Additional Consideration Payment to PSMI if the amount received by PSMI under the foregoing clause (B) equals or exceeds $2,604,363.

2. If Team receives any cash proceeds from a Sale or Liquidation Event to which Team is not entitled to receive as a result of the foregoing provisions in Paragraph 1, Team shall promptly pay over such amounts to PSMI in accordance with this Addendum, and the Board of Directors, acting in good faith and in a commercially reasonable manner, shall determine the appropriate allocation of such cash proceeds in accordance with the foregoing provisions in the event of a dispute among the parties concerning the same, and such determination shall be final and binding on all parties.

3. For all purposes of this MOU and this Addendum, the term "Sale or Liquidation Event" shall mean: a sale of all or substantially all of Team's business or assets for and to the extent of cash consideration, whether such sale is structured as a sale of assets, sale of stock, merger or consolidation; provided, however, such sale must be consummated, or a legally binding agreement in connection with such sale must be executed by Team or any of its shareholders on or before December 31, 2003.

4. Team agrees to and shall include the foregoing provisions of this Addendum in an amendment to its Articles of Incorporation or in a Certificate of Designation relating to PSMI's New Preferred Shares, and in any other document that Team must file with the State of Ohio in connection with the Recapitalization Agreement.

5. Team represents and warrants that as of the date of the MOU and this Addendum, it is not a party to any current binding or nonbinding term sheet, letter of intent or contract with any entity that contemplates a transaction involving the merger, sale, consolidation or other transfer of all or substantially all of its assets or stock, except as specifically reflected in the MOU.

6. Unless a Sale or Liquidation Event has occurred, all rights, duties and obligations of PSMI and Team under this Addendum, or any other written agreement, including any amendment to Team's Articles of Incorporation, reflecting the terms of this Addendum, shall terminate automatically as of 12:01 a.m. January 1, 2004.

                                          TEAM AMERICA, INC.



                                          By:___________________________


                                          PROFESSIONAL STAFF MANAGEMENT, INC.


                                          By: _________________________

                          ADDENDUM--Waiver of Dividend

1. All capitalized terms have the same meaning as in the Memorandum of Understanding dated as of March 27, 2003 ("MOU").

2. Notwithstanding anything to the contrary contained in the MOU, the Articles of Incorporation of Team, the Code of Regulations of Team or any other written agreement entered into by Team or any shareholders of Team, Team and SOF hereby agree that, the dividend attributable to the Class A Preferred for the period January 1, 2003 through July 31, 2003 is waived.

3.       All other terms of the MOU remain in full force and effect.



                                        TEAM AMERICA, INC.



                                        By:___________________________


                                        STONEHENGE OPPORTUNITY FUND, LLP


                                        By: _________________________